Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statements (Form S-8 No. 333-64222) of our report dated May 22, 2007, relating to the statement of net assets available for benefits of Panera Bread Company Savings Plan as of December 31, 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the of Panera Bread Company Savings Plan.
/s/ Brown Smith Wallace, LLC
Brown Smith Wallace, LLC

St. Louis, Missouri
May 24, 2007

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